FORM 8-A

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                          ------------------------

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                            MEDIA GENERAL, INC.
                  ---------------------------------------
           (Exact name of registrant as specified in its charter)

         Commonwealth of Virginia                          54-0850433
     ---------------------------------               -----------------------
 (State of incorporation or organization)               (I.R.S. Employer
                                                       Identification No.)


         333 East Franklin Street
            Richmond, Virginia                               23219
    ---------------------------------                -----------------------
 (Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                Name of each exchange on which
Title of each class to be so registered         each class is to be registered
---------------------------------------         ------------------------------

Class A Common Stock, par value per             New York Stock Exchange
share of $5.00


If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing to General Instruction A.(c), check the following box. |X|

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
-----------------------------------------------------------------------------
                              (Title of Class)

Item 1.   Description of Securities to be Registered.
          ------------------------------------------

          This registration statement relates to the registration of the Class A Common Stock, par value $5.00 per share (the "Class A Common Stock"), of Media General, Inc., a Virginia corporation (the "Company").

          The Company's authorized capital stock consists of 75,000,000 shares of Class A Common Stock (22,397,977 of which were outstanding as of August 6, 2001), 600,000 shares of Class B Common Stock, par value $5.00 per share (556,574 of which were outstanding as of August 6, 2001) (the "Class B Common Stock") and 5,000,000 shares of Preferred Stock, par value $5.00 per share (none of which were outstanding as of August 6, 2001) (the "Preferred Stock").

                DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

          Voting Rights. The holders of shares of Class A Common Stock voting separately as a class are entitled to elect 30% of the Board of Directors of the Company (the "Board of Directors") proposed to be elected at any meeting of the shareholders of the Company held for that purpose (or the nearest whole number if such percentage is not a whole number); and the holders of shares of Class B Common Stock voting separately as a class are entitled to elect the balance of the Company's Board of Directors to be elected at such meeting. The number of directors constituting the Board of Directors may be fixed by the shareholders or the Board of Directors, but may not be less than eight nor more than twelve. The Company's Restated Articles of Incorporation provide that , unless the stock exchange on which stock of the Company is listed consents in writing to such action being taken without a vote (or if none of the stock of the Company is listed on any exchange), the holders of shares of Class A Common Stock, voting together with the holders of shares of Class B Common Stock and, to the extent provided in any amendment to the Company's Restated Articles of Incorporation, the holders of shares of any series of Preferred Stock, would be entitled to vote on (1) any reservation of shares to be issued in respect of options to be granted to officers, directors or employees of the Company and (2) any acquisition of the stock or assets of any company if any officer, director or 10% shareholder of the Company has any interest, directly or indirectly, in the company or assets to be acquired or the consideration to be paid, or the transaction is of such a size as to involve (in the reasonable judgment of the Board of Directors) 20% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock or shares of Class A Common Stock, shares of Class B Common Stock and other consideration having an aggregate fair value (in the reasonable judgment of the Board of Directors) of approximately 20% or more of the aggregate market value of the shares of Class A Common Stock and Class B Common Stock then outstanding. The New York Stock Exchange has advised the Company in writing that the Company may take the actions described in clauses (1) and (2) of the prior sentence without a vote of the Company's shareholders, unless the action is subject to the then applicable shareholder approval requirements of the New York Stock Exchange. The holders of shares of Class B Common Stock, to the exclusion of the holders of shares of Class A Common Stock, have the sole and full power to vote for all other purposes without limitation except as may be required by the laws of the Commonwealth of Virginia. If approval of the holders of either the shares of Class A Common Stock or the shares of Class B Common Stock is required by law for the adoption of an amendment to the Company's Restated Articles of Incorporation, then, unless the Board of Directors requires a greater vote, such approval shall require a majority (rather than two-thirds as otherwise provided in the Virginia Stock Corporation Act (the "VSCA")) of all votes entitled to be cast by the holder of shares of Class A Common Stock or Class B Common Stock, as applicable. The holders of shares of Class A Common Stock and/or Class B Common Stock have one vote per share for each matter presented to them. There is no provision for cumulative voting.

          Dividend Rights. Subject to the preferential rights of any outstanding series of Preferred Stock and except as described below, holders of the Class A Common Stock and Class B Common Stock are entitled to receive equal dividends per share when and as dividends are declared by the Board of Directors out of funds legally available therefor. In connection with a stock dividend or other distribution of shares, holders of shares of Class A Common Stock may be issued only shares of Class A Common Stock in the payment of any such stock dividend or distribution while the holders of shares of Class B Common Stock may be issued either shares of Class A Common Stock or Class B Common Stock.

          Liquidation Rights. In the event of any voluntary or involuntary dissolution of the Company, the holders of shares of Class A Common Stock, with the holders of shares of Class B Common Stock, are entitled to share ratably in the distributable assets of the Company after any applicable liquidation preferences of any outstanding shares of Preferred Stock.

          Preemptive and Conversion Rights. The holders of shares of Class B Common Stock have preemptive rights with respect to the issuance of additional shares of Class B Common Stock. Each share of Class B Common Stock may at any time be converted, at the option of its holder, into one share of Class A Common Stock. Holders of shares of Class A Common Stock have no conversion or preemptive rights.

          Fully Paid. All of the issued and outstanding shares of Class A Common Stock and Class B Common Stock are fully paid and non-assessable.

          Preferred Stock. Shares of Preferred Stock may be issued in series designated by the Board of Directors and, with respect to each series, the Board of Directors may fix (i) the rate of dividend, the time of payment of dividends, whether dividends shall be cumulative and, if so, the dates from which they shall be cumulative, and the extent of participation rights, if any; (ii) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action; (iii) redemption rights, if any, and redemption prices; (iv) the amount payable on shares in the event of voluntary or involuntary liquidation; (v) sinking fund requirements, if any; and (vi) the terms and conditions on which the shares may be converted if any shares are issued with the privilege of conversion. No holder of any shares of Preferred Stock will have preemptive rights to purchase any securities which the Company may hereafter issue.

          Transfer Agent and Registrar. The transfer agent and registrar for the Class A Common Stock and Class B Common Stock is the American Stock Transfer & Trust Co.

          The foregoing description of the Company's capital stock does not purport to be complete and is qualified entirely by reference to the documents that are exhibits to this Registration Statement.

Item 2.           Exhibits.
                  --------

1. The Amended and Restated Articles of Incorporation of Media General, Inc., incorporated by reference to Exhibit 3.1 of Form 10-K for the fiscal year ended December 31, 1989.

2. Bylaws of Media General, Inc., amended and restated as of May 18, 2001, incorporated by reference to Exhibit 3(ii) of Form 10-Q for the period ended September 28, 1997.

3. Shareholders Agreement, dated May 28, 1987, between Mary Tennant Bryan, Florence Bryan Wisner, J. Stewart Bryan III, and as trustees under D. Tennant Bryan Media Trust, and Media General, Inc., and D. Tennant Bryan and J. Stewart Bryan III, incorporated by reference to
     Exhibit 10.50 of Form 10-K for the fiscal year ended December 31, 1987.

                                 SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        MEDIA GENERAL, INC.


                                        By: /s/ George L. Mahoney
                                            -----------------------------
                                            George L. Mahoney, Esq.
                                            General Counsel and Secretary



Date:  August 7, 2001